Exhibit 5.1

August 16, 2023
Douglas Emmett, Inc.
1299 Ocean Avenue, Suite 1000
Santa Monica, California 90401
Re:    Registration Statement on Form S-8
Ladies and Gentlemen:
        We have served as Maryland counsel to Douglas Emmett, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of the offering and sale of 19,000,000 additional shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), issuable under the Plan (as defined below), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
        In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):
1.    The Registration Statement;
2.    The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);
3.    The Bylaws of the Company, certified as of the date hereof by an officer of the Company;
4.    A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;
5.    Resolutions adopted by the Board of Directors of the Company and the Nominating and Corporate Governance Committee of the Board relating to, among other matters, the Second Amendment (as defined below) and the issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

Douglas Emmett, Inc.
August 16, 2023

6.    Minutes of the Company’s 2023 annual meeting of stockholders (the “Stockholder Meeting”), certified as of the date hereof by an officer of the Company;
7.    The Company’s Current Report on Form 8-K, filed with the Commission on May 31, 2023, reporting the results of matters voted on by the Company’s stockholders at the Stockholder Meeting;
8.    The Douglas Emmett, Inc. 2016 Omnibus Stock Incentive Plan (the “2016 Plan”), as amended by the Douglas Emmett, Inc. 2016 Omnibus Stock Incentive Plan Amendment No. 1 (the “First Amendment”), and by the Douglas Emmett, Inc. 2016 Omnibus Stock Incentive Plan Amendment No. 2 (the “Second Amendment,” and, together with the 2016 Plan and the First Amendment, the “Plan”);
9.    A certificate executed by an officer of the Company, dated as of the date hereof; and
10.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.
In expressing the opinion set forth below, we have assumed the following:
1.Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.
2.Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.
3.Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.
4.All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

Douglas Emmett, Inc.
August 16, 2023

5.The Shares will not be issued in violation of any restriction or limitation contained in Article VI of the Charter or in the Plan.
6.    Upon the issuance of any Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.
7.    Each award that provides for the potential issuance of a Share pursuant to the Plan (each, an “Award”) will be duly authorized and validly granted in accordance with the Plan, and any Share issued pursuant to any such Award will be issued in accordance with the terms of the Plan and such Award, including any agreement entered into in connection therewith.
        Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:
1.The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.
2.The issuance of the Shares has been duly authorized and, when and if delivered against payment therefor in accordance with the Registration Statement, the Resolutions and the Plan, the Shares will be validly issued, fully paid and nonassessable.
The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any U.S. federal law or the laws of any other jurisdiction. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.
The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Venable LLP